Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports Fourth Quarter
and Full Year 2010 Financial Results
     Houston, February 17, 2011 — Pride International, Inc. (NYSE: PDE) today reported income from continuing operations, net of tax, for the three months ended December 31, 2010 of $62.2 million, or $0.35 per diluted share. Results for the fourth quarter included costs relating to reactivation and startup programs on the semisubmersible rigs Pride Venezuela and Pride South Seas, along with higher than normal repair and maintenance expenses on the Pride South Atlantic in preparation for increased regulatory inspections. The aggregate effect of these items negatively impacted the quarter by $0.03 per diluted share. In addition, the company recognized a charge pertaining to an impairment of a portion of a receivable from Seahawk Drilling Inc. following Seahawk’s Chapter 11 bankruptcy filing and severance costs relating to the closure of certain regional offices, which combined, negatively impacted the quarter by an additional $0.02 per diluted share.
     The fourth quarter 2010 results compared to income from continuing operations, net of tax, for the three months ended September 30, 2010 of $42.8 million, or $0.24 per diluted share. Results for the third quarter of 2010 included refinancing charges totaling $16.7 million, or $0.06 per diluted share, offset by a tax benefit of $0.08 per diluted share, relating to the change in estimate of the company’s prior year tax liability. For the three months ended December 31, 2009, the company reported a loss from continuing operations, net of tax, of $23.2 million, or $0.13 per diluted share, which included the impact of an accrual totaling $56.2 million relating to the previously announced settlement with the U.S. government. Revenues for the three months ended December 31, 2010 were $400.8 million compared to $346.2 million during the three months ended September 30, 2010 and $316.7 million during the corresponding three months in 2009.
     Net income for the three months ended December 31, 2010 was $52.1 million, or $0.29 per diluted share, including a loss from discontinued operations of $10.1 million, or $0.06 per diluted share. The reported results compared to net income of $36.5 million, or $0.20 per diluted share, for the three months ended September 30, 2010, including a loss from discontinued operations of $6.3 million, or $0.04 per diluted share. For the three months ended December 31, 2009, the company reported a net loss of $32.8 million, or $0.19 per diluted share, including a loss from discontinued operations of $9.6 million, or $0.06 per diluted share.
     For the year ended December 31, 2010, income from continuing operations, net of tax, totaled $243.4 million, or $1.37 per diluted share. Net income for 2010 was $219.1 million, or $1.23 per diluted share, including a loss from discontinued operations of $24.3 million, or $0.14 per diluted share. The results compared to income from continuing operations, net of tax, for the year ended December 31, 2009 of $340.3 million, or $1.92 per diluted share. Net income for 2009 was $285.8 million, or $1.61 per diluted share, including a loss from discontinued operations of $54.5 million, or $0.31 per diluted share. Revenues for the year ended December 31, 2010 were $1,460.1 million compared to $1,594.2 million during 2009.
     Cash and cash equivalents at December 31, 2010 were $485.0 million compared to $639.6 million at September 30, 2010. The lower cash and cash equivalents balance was due primarily to the payment in December 2010 of the previously announced settlement with the U.S. government, and capital expenditures relating to the company’s deepwater drilling expansion program, which included an initial payment on the order of its fifth ultra-deepwater drillship from Samsung Heavy Industries Ltd. The new drillship is expected to be delivered from the shipyard in mid-2013. Long-term debt at December 31, 2010 was essentially unchanged from the reported amount at September 30, 2010, at $1.8 billion, while stockholders equity was $4.5 billion, resulting in a debt-to-total-capital ratio of 29%.
     Capital expenditures during the fourth quarter of 2010 totaled $175 million, including $84 million toward the company’s deepwater expansion program, excluding capitalized interest. For the year ended December 31, 2010, capital expenditures were $1,151 million, including $825 million associated with the deepwater fleet expansion. During 2010, the company took delivery of two deepwater drillships, the Deep Ocean Ascension in February and the Deep Ocean Clarion in August. Also in 2010, and as previously noted, the company ordered a fifth deepwater drillship with an estimated cost of delivery, excluding capitalized interest, of approximately $600 million. In January 2011, the company took delivery of its third deepwater drillship, the Deep Ocean Mendocino. Following this delivery, an estimated $1,064 million in capital expenditures is required to complete the deepwater fleet expansion program, consisting of the Deep Ocean Molokai and the fifth drillship, to be named at a later date.
     Deepwater Segment
     Revenues from the company’s Deepwater segment during the fourth quarter of 2010 were $270.9 million, up 25% from $216.2 million during the third quarter of 2010. Earnings from operations improved 61% to $107.4 million during the fourth quarter of 2010 compared to $66.9 million during the preceding quarter of the year, while earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $137.0 million, up 50% from $91.6 million over the same comparative period. The considerable improvement in segment results was due primarily to an increase in average daily revenues from the semisubmersible rig Pride North America following 60 unrecognized contract days in the third quarter of 2010, or approximately $30 million, resulting from a dispute with the client. The dispute remains unresolved; however, the company is engaged in a dialogue with the client in an effort to bring closure to the matter. Also, improved segment results were attributable to greater revenues from both the drillship Deep Ocean Ascension, which earned a special standby dayrate of $360,000 for the entire fourth quarter, and the semisubmersible rig Pride Portland, which recognized a contractual dayrate increase in the fourth quarter of 2010 to $305,000 from $141,000 during the third quarter of 2010. Segment operating costs, before client reimbursables, were $130.7 million compared to $121.1 million during the third quarter of 2010. The increase was due significantly to a full quarter of operating costs on the Deep Ocean Ascension. Segment utilization improved to 96% in the fourth quarter of 2010 compared to 95% in the preceding quarter of the year, while average daily revenues increased to $339,800 from $294,800 over the same comparative period. The company’s Deepwater segment ended 2010 with 85% of the rig days in 2011 under contract, while 75% were under contract in 2012, 60% in 2013 and 46% in 2014.

     Also, the company provided an update on the status of the deepwater drillship Deep Ocean Clarion. The rig arrived in the U.S. Gulf of Mexico in January 2011 following the completion of construction activities and mobilization from South Korea. The Deep Ocean Clarion is currently involved in the process of integrated testing and acceptance with the client, BP Exploration & Production (BP). The company has reached an agreement with BP to amend the contract on the rig to provide for a special standby dayrate prior to the startup of the previously agreed five-year contract. The special standby dayrate of $380,000, which gives consideration to the uncertain deepwater drilling environment in the U.S. Gulf of Mexico, is expected to commence on or before March 1, 2011, and will continue until the earlier of the completion of certain customer requested modifications and upgrades or July 1, 2011. The company expects that the Deep Ocean Clarion will be relocated to a region outside of the U. S. Gulf of Mexico, with mobilization of the rig expected to commence no later than July 1, 2011. Upon mobilization, the rig would begin earning the applicable dayrate, which is currently expected to be $596,000 per the terms of the existing contract for the full five-year term. The contract dayrate has been adjusted to reflect actual operating costs and client requested capital upgrades performed while construction of the rig was in progress.
     Midwater Segment
     Midwater segment revenues for the three months ended December 31, 2010 totaled $97.8 million, a 13% increase from $86.2 million during the third quarter of 2010, due primarily to the commencement of operations on the semisubmersible rig Pride Venezuela. The rig, which completed a lengthy shipyard program in July 2010, began a one-year contract offshore Brazil on October 1, 2010 and began earning full dayrate on November 13. Approximately 43 days, or $11.4 million of revenue, were lost during the period primarily as a result of delays caused by the time required to clear regulatory inspections before drilling could commence. Also, higher utilization was achieved on the semisubmersible rig Pride South America following 42 days in the shipyard during the third quarter of 2010. Earnings from operations were $10.4 million and EBITDA was $21.9 million during the fourth quarter of 2010 compared to earnings from operations and EBITDA of $12.5 million and $25.7 million, respectively, during the third quarter of 2010. The decline was due primarily to reactivation and startup costs on the Pride Venezuela, which had been idle since March 2009, and on the Pride South Seas, which has been idle since August 2009. This semisubmersible has experienced an increase in client interest for drilling programs in West Africa and the company commenced a reactivation program in the fourth quarter in order to address client needs in 2011. Segment operating costs during the fourth quarter of 2010 increased to $74.8 million, before client reimbursables, compared to $60.4 million in the third quarter of 2010 due significantly to the Pride Venezuela and Pride South Seas startup and reactivation costs and higher activity on the Pride South America. Segment utilization improved to 73% in the fourth quarter of 2010 compared to 58% in the third quarter of 2010, while average daily revenues were $243,300 compared to $269,800 over the same comparative period. The Midwater segment had 77% of the rig days in 2011 under contract at December 31, 2010, with 35% contracted in 2012, 14% in 2013 and none in 2014.
     Independent Leg Jackup Segment
     Revenues from the company’s seven independent leg jackup rigs were $12.8 million in the fourth quarter of 2010 compared to $24.7 million in the third quarter of 2010. The segment recorded a loss from operations during the fourth quarter of 2010 of $11.6 million and negative EBITDA of $4.1 million compared to a loss from operations and positive EBITDA of $0.2 million and $6.8 million during the preceding quarter in 2010. Segment utilization declined to

14% in the fourth quarter of 2010 from 41% in the preceding quarter of the year as both the jackup rigs Pride Cabinda and Pride North Dakota completed contracts at the conclusion of the third quarter of 2010. The Cabinda remained idle throughout the fourth quarter and is expected to commence a contract in April 2011. The North Dakota spent the fourth quarter in a shipyard for planned maintenance. Upon completion of the program, the rig commenced a new three-year contract extension in February 2011. Segment operating costs, before client reimbursables, declined to $16.4 million in the fourth quarter of 2010 from $17.9 million in the preceding quarter of the year, as lower segment activity was partially offset by increased rig inspection and rig transportation costs.
     In light of the agreement and plan of merger with Ensco plc announced on February 7, 2011, the company will not host a conference call previously announced for Thursday, February 17, 2011 at 11:00am, EST. However, the company expects to file its Annual Report on Form 10-K with the Securities and Exchange Commission within the week.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 26 mobile offshore drilling units, consisting primarily of floating rigs (semisubmersibles and drillships) that address deepwater drilling programs around the world. The company has one of the youngest and most technologically advanced deepwater drilling fleets in the offshore industry, with five drillships, including three delivered since 2010, six semisubmersible rigs and two managed deepwater rigs. Two additional deepwater drillships are currently under construction with expected deliveries in 2011 and 2013. The company’s fleet also includes six other semisubmersible rigs and seven jackup rigs. Pride International’s floating rig fleet operates primarily offshore Brazil and West Africa where the company has a long-standing presence.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	December 31,
	2010	2009

REVENUES
Revenues, excluding reimbursable revenues	$392.2	$310.4
Reimbursable revenues	8.6	6.3

	400.8	316.7

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	240.1	212.3
Reimbursable costs	8.0	5.7
Depreciation and amortization	50.6	40.7
General and administrative, excluding depreciation and amortization	26.2	25.2
Department of Justice and Securities and Exchange Commission fines	—	56.2
Loss on sales of assets, net	0.3	0.1

	325.2	340.2

EARNINGS FROM OPERATIONS	75.6	(23.5)

OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(6.8)	—
Interest income	0.7	0.4
Other income (expense), net	(1.6)	(0.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	67.9	(24.0)
INCOME TAXES	(5.7)	0.8

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	62.2	(23.2)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(10.1)	(9.6)

NET INCOME	$52.1	$(32.8)

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.35	$(0.13)
Loss from discontinued operations	(0.06)	(0.06)

Net income	$0.29	$(0.19)

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.35	$(0.13)
Loss from discontinued operations	(0.06)	(0.06)

Net income	$0.29	$(0.19)

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.8	174.4
Diluted	176.5	174.4

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2010	2009	2008

REVENUES
Revenues, excluding reimbursable revenues	$1,431.5	$1,563.5	$1,664.7
Reimbursable revenues	28.6	30.7	37.9

	1,460.1	1,594.2	1,702.6

COSTS AND EXPENSES
Operating costs, excluding depreciation and amortization	871.9	828.3	766.5
Reimbursable costs	24.9	27.3	34.9
Depreciation and amortization	184.0	159.0	147.3
General and administrative, excluding depreciation and amortization	103.9	110.5	126.7
Department of Justice and Securities and Exchange Commission fines	—	56.2	—
Loss (gain) on sales of assets, net	0.2	(0.4)	0.1

	1,184.9	1,180.9	1,075.5

EARNINGS FROM OPERATIONS	275.2	413.3	627.1
OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(13.4)	(0.1)	(20.0)
Refinancing charges	(16.7)	—	(2.3)
Interest income	2.9	3.0	16.8
Other income (expense), net	4.0	(4.1)	20.6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	252.0	412.1	642.2
INCOME TAXES	(8.6)	(71.8)	(133.5)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	243.4	340.3	508.7
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(24.3)	(54.5)	342.4

NET INCOME	$219.1	$285.8	$851.1

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$1.37	$1.93	$2.95
Income (loss) from discontinued operations	(0.14)	(0.31)	1.99

Net income	$1.23	$1.62	$4.94

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$1.37	$1.92	$2.89
Income (loss) from discontinued operations	(0.14)	(0.31)	1.94

Net income	$1.23	$1.61	$4.83

SHARES USED IN PER SHARE CALCULATIONS
Basic	175.6	173.7	170.6
Diluted	176.2	174.0	175.2

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	December 31,
	2010	2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$485.0	$763.1
Trade receivables, net	200.3	211.9
Deferred income taxes	10.1	21.6
Other current assets	127.3	167.6

Total current assets	822.7	1,164.2

PROPERTY AND EQUIPMENT	7,337.0	6,091.0
Less: accumulated depreciation	1,375.8	1,200.7

Property and equipment, net	5,961.2	4,890.3
OTHER ASSETS, NET	87.8	88.4

Total assets	$6,871.7	$6,142.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	112.3	132.4
Accrued expenses and other current liabilities	217.0	339.7

Total current liabilities	359.6	502.4

OTHER LONG-TERM LIABILITIES	101.5	118.3

LONG-TERM DEBT, NET OF CURRENT PORTION	1,833.4	1,161.7

DEFERRED INCOME TAXES	60.9	102.7

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.8	1.8
Paid-in capital	2,103.0	2,058.7
Treasury stock, at cost	(21.8)	(16.4)
Retained earnings	2,429.9	2,210.8
Accumulated other comprehensive income	3.4	2.9

Total stockholders’ equity	4,516.3	4,257.8

Total liabilities and stockholders’ equity	$6,871.7	$6,142.9

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2010	2009	2008
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income	$219.1	$285.8	$851.1
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of Eastern Hemisphere land rigs	—	(5.4)	(6.2)
Gain on sale of tender-assist rigs	—	—	(121.4)
Gain on sale of Latin America and E&P Services segments	—	—	(56.8)
Gain on sale of equity method investment	—	—	(11.4)
Depreciation and amortization	184.0	196.5	210.8
Refinancing charges	12.3	—	—
Amortization and write-offs of deferred financing costs	6.1	2.4	5.2
Amortization of deferred contract liabilities	(45.8)	(53.8)	(59.0)
Impairment charges	—	33.4	—
Gain on sales of assets, net	(0.1)	(0.4)	(24.0)
Deferred income taxes	(27.8)	(13.2)	78.1
Excess tax benefits from stock-based compensation	(2.8)	(1.5)	(7.7)
Stock-based compensation	32.7	35.9	24.8
Other, net	2.2	0.9	2.2
Net effect of changes in operating accounts	(39.4)	142.8	(26.9)
Change in deferred gain on asset sales and retirements	—	4.9	(12.3)
Increase (decrease) in deferred revenue	(9.6)	13.8	(8.7)
Decrease (increase) in deferred expense	(8.7)	(15.0)	6.3

NET CASH FLOWS FROM OPERATING ACTIVITIES	322.2	627.1	844.1
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(1,253.3)	(994.4)	(984.0)
Reduction of cash from spin-off of Seahawk	—	(82.4)	—
Proceeds from dispositions of property and equipment	1.4	7.4	65.8
Proceeds from the sale of Eastern Hemisphere land rigs, net	—	9.6	84.9
Proceeds from sale of tender-assist rigs, net	—	—	210.8
Proceeds from sale of equity method investment	—	—	15.0
Proceeds from insurance	—	—	25.0

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(1,251.9)	(1,059.8)	(582.5)
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Repayments of borrowings	(542.6)	(30.3)	(537.2)
Proceeds from debt borrowings	1,200.0	498.2	68.0
Debt finance costs	(17.3)	(6.2)	(2.7)
Net proceeds from employee stock transactions	8.7	20.1	24.7
Excess tax benefits from stock-based compensation	2.8	1.5	7.7

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	651.6	483.3	(439.5)
Increase (decrease) in cash and cash equivalents	(278.1)	50.6	(177.9)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	763.1	712.5	890.4

CASH AND CASH EQUIVALENTS, END OF PERIOD	$485.0	$763.1	$712.5

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(In millions)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
Deepwater revenues:
Revenues, excluding reimbursables	$267.3	$212.1	$176.0
Reimbursable revenues	3.7	4.1	2.1

Total Deepwater revenues	271.0	216.2	178.1

Midwater revenues:
Revenues, excluding reimbursables	96.8	86.1	74.0
Reimbursable revenues	1.0	0.1	1.7

Total Midwater revenues	97.8	86.2	75.7

Independent Leg Jackup revenues:
Revenues, excluding reimbursables	12.5	24.5	43.2
Reimbursable revenues	0.3	0.2	0.7

Total Independent Leg Jackup revenues	12.8	24.7	43.9
Other	19.0	19.0	17.4
Corporate	0.2	0.1	1.6

Total revenues	$400.8	$346.2	$316.7

Earnings (loss) from continuing operations:
Deepwater	$107.4	$66.9	$47.4
Midwater	10.4	12.5	7.9
Independent Leg Jackups	(11.6)	(0.2)	3.1
Other	0.1	2.1	0.9
Corporate	(30.7)	(25.3)	(82.8)

Total	$75.6	$56.0	$(23.5)

Pride International, Inc.
Annual Continuing Operating Results by Segment
(In millions)

	Year Ended December 31,
	2010	2009	2008
Deepwater revenues:
Revenues, excluding reimbursables	$916.3	$810.3	$874.6
Reimbursable revenues	14.2	12.8	7.6

Total Deepwater revenues	930.5	823.1	882.2

Midwater revenues:
Revenues, excluding reimbursables	365.8	412.9	419.5
Reimbursable revenues	1.7	6.5	6.0

Total Midwater revenues	367.5	419.4	425.5

Independent Leg Jackup revenues:
Revenues, excluding reimbursables	89.4	264.0	273.9
Reimbursable revenues	1.3	1.3	1.3

Total Independent Leg Jackup revenues	90.7	265.3	275.2

Other	70.9	83.0	119.2
Corporate	0.5	3.4	0.5

Total revenues	$1,460.1	$1,594.2	$1,702.6

Earnings (loss) from continuing operations:
Deepwater	$344.8	$348.3	$454.7
Midwater	66.5	129.0	163.6
Independent Leg Jackups	(25.1)	105.4	133.2
Other	3.8	4.8	7.8
Corporate	(114.8)	(174.2)	(132.2)

Total	$275.2	$413.3	$627.1

Pride International, Inc.
Quarterly Selected Offshore Drilling Services Metrics

	Q4 2010		Q3 2010		Q4 2009
	Averge Daily		Averge Daily		Averge Daily
	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)
Deepwater	$339,800	96%	$294,800	95%	$322,700	75%
Midwater	$243,300	73%	$269,800	58%	$249,100	55%
Jackups — Independent Leg	$139,400	14%	$92,400	41%	$122,500	56%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Annual Selected Offshore Drilling Services Metrics

	Year Ended December 31,
	2010		2009		2008
	Averge Daily		Averge Daily		Averge Daily
	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)	Revenues (1)	Utilization (2)
Deepwater	$327,300	93%	$335,100	84%	$310,100	97%
Midwater	$261,000	64%	$258,700	74%	$249,400	78%
Jackups — Independent Leg	$101,400	35%	$123,000	84%	$121,100	89%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(In millions)
We believe that this non-GAAP financial measure, EBITDA, is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q4 2010	Q3 2010	Q4 2009
Deepwater
Income from continuing operations	$107.4	$66.9	$47.4
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	29.6	24.7	19.9

EBITDA	137.0	91.6	67.3

Midwater
Income from continuing operations	10.4	12.5	7.9
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	11.5	13.2	11.2

EBITDA	21.9	25.7	19.1

Independent Leg Jackups
Income (loss) from continuing operations	(11.6)	(0.2)	3.1
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation and amortization	7.5	7.0	7.7

EBITDA	(4.1)	6.8	10.8

Other & Corporate
Loss from continuing operations	(44.0)	(36.4)	(81.6)
Plus: Total interest expense, net	6.1	5.4	(0.4)
Plus: Income tax provision	5.7	(15.0)	(0.8)
Plus: Depreciation and amortization	2.0	1.8	1.9

EBITDA	(30.2)	(44.2)	(80.9)

Total Pride International Inc.
Income (loss) from continuing operations	62.2	42.8	(23.2)
Plus: Total interest expense, net	6.1	5.4	(0.4)
Plus: Income tax provision	5.7	(15.0)	(0.8)
Plus: Depreciation and amortization	50.6	46.7	40.7

EBITDA	$124.6	$79.9	$16.3